ADDENDUM DATED MARCH 7, 2018 TO THE

SUBADVISORY AGREEMENT

DATED MARCH 7, 2018

This Addendum, dated as of March 7, 2018, hereby supplements the attached Subadvisory Agreement (the “Subadvisory Agreement”), dated March 7, 2018, by and between Columbia Management Investment Advisers, LLC, (the “Investment Manager”), a Minnesota limited liability company, and AlphaSimplex Group, LLC (“AlphaSimplex”), a Delaware limited liability company, solely with respect to the Multi-Manager Alternative Strategies Fund (the “MM Alternative Strategies Fund”), a series of Columbia Funds Series Trust I (the “Registrant”), as follows:

The parties hereto acknowledge that, with respect to the MM Alternative Strategies Fund, and in accordance with its prospectus, all or a portion of its assets may be held in one or more of its wholly-owned subsidiaries, including but not limited to ASGM Offshore Fund, Ltd. (referred to herein collectively as the “Subsidiary”). AlphaSimplex is hereby authorized and agrees to manage the portion of assets of the Subsidiary which is allocated to AlphaSimplex from time to time by the Investment Manager (which portin may include any or all of the MM Alternative Strategies Fund’s assets) pursuant to the same terms, conditions and obligations applicable to the MM Alternative Strategies Fund under the Subadvisory Agreement. AlphaSimplex is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by the Investment Manager) of the MM Alternative Strategies Fund to be invested in and through the Subsidiary. For these purposes, all references in the Subadvisory Agreement to the “Fund,” with respect to the MM Alternative Strategies Fund, shall also refer to the Subsidiary, unless the context dictates otherwise.

For the avoidance of doubt, AlphaSimplex hereby agrees for purposes of Section 1 of the Subadvisory Agreement: “Subadviser’s Duties” to treat the assets and liabilities of the Subsidiary as if they are held directly by the MM Alternative Strategies Fund, and, in addition, if required (as determined by the Fund’s Chief Legal Officer and Chief Compliance Officer), to treat the Subsidiary as a separate investment by the MM Alternative Strategies Fund. Further, for purposes of Section 4: “Compensation of Subadviser” of the Subadvisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the MM Alternative Strategies Fund. AlphaSimplex acknowledges that, at the direction of the Registrant’s Board of Trustees and the Board of Directors of the Subsidiary, the Investment Manager has retained AlphaSimplex to serve as investment subadviser for the Subsidiary, and AlphaSimplex, as a party to this Subadvisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the terms of this Subadvisory Agreement.

In witness whereof, the parties have caused this Addendum to be executed by their officers designated below as of this 7th day of March, 2018.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC		ALPHASIMPLEX GROUP, LLC

By:	/s/ David Weiss	By:	/s/ Kendall Walker
	Signature		Signature

Name:	David Weiss	Name:	Kendall Walker
	Printed		Printed

Title:	Assistant Secretary	Title:	Chief Operating Officer